Exhibit 99.1

PTSC STREAMLINES SUBSIDIARY OPERATIONS
Reduces Operating Expenses While Reaffirming Core Focus

CARLSBAD, Calif., Nov.  12 /PRNewswire-FirstCall/ -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC - News) announced it has taken measures to reduce expenses at its wholly owned subsidiary Patriot Data Solutions Group, Inc. (“PDSG”), while reaffirming its commitment to provide state of the art data-sharing solutions which include the Company’s flagship technology, the Crossflo DataExchange® platform (“CDX”).

“We have taken measures to restructure PDSG and to rationalize our level of investment in an aggressive move to better position ourselves to service near term opportunities,” said Cliff Flowers, PTSC’s Interim CEO.  “While we are refocusing our efforts to exploit opportunities for the CDX and Vigilys platforms, we are also undertaking to divest ourselves of the Iameter portfolio of data analysis software and programs.  The planned Iameter divestiture, in conjunction with already implemented reductions in staffing, contractor engagements, and other expenditures, will reduce PDSG’s cash burn by approximately 40 percent,” added Mr. Flowers.  PTSC based its decision, in part, on preliminary recommendations from its consulting partner, Eclat, and the need to preserve cash resources.  Additional considerations were given to PTSC's expected improved traction in the justice and public safety markets, and the excellent results of the recent CDX technology evaluation which included the reassessment of CDX as a core driver for maximizing shareholder value.

The Company also announced that its next shareholder meeting will be held on January 28, 2010 at 2 p.m. (Central Standard Time) at the InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois 60611.  The move to the Chicago location was undertaken to better accommodate shareholder access from various locations across the country.  Further details pertaining to the shareholder meeting will become available in PTSC’s proxy statement expected to be filed with the Securities and Exchange Commission on or about December 7, 2009.

About PDSG
Patriot Data Solutions Group, Inc. (“PDSG”) provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the healthcare, public safety and justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including HL7 (Health Level 7), NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM).  PDSG’s technological innovation is backed by subject matter expertise and proven methodologies, facilitating the rapid exchange of actionable data in mission-critical applications such as clinical quality improvement and emergency services response management.

PDSG has been working with some of the nation’s earliest and most innovative data exchange projects including one of the most advanced statewide data-sharing initiatives to be deployed in the United States.  PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB:PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

About Patriot Scientific
Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About Eclat Consulting, LLC (“Eclat”)
Eclat – literally, “brilliance of success.”  And, put simply, our success is defined by the brilliance of our clients’ success.  We are a different kind of professional services company – problem solvers who deliver tangible performance improvements.  Eclat delivers a comprehensive range of services, including strategic, operational support, healthcare, security, and application services.  Proven performance and forward thinking – it’s Eclat’s foundation.  For more information on how Eclat is different, visit: www.eclatllc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102